UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 20, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a real estate sale agreement to purchase a portfolio of three office properties containing a total of 517,974 rentable square feet located in the submarket of Austin, Texas (the “Austin Suburban Portfolio”).  On February 22, 2013, the Company's external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a real estate sale agreement with certain affiliates of the Thomas Properties Group, Inc. (the “Seller”) to purchase the Austin Suburban Portfolio. The Seller is not affiliated with the Company or the Advisor. On March 20, 2013, the Advisor assigned this real estate sale agreement to the Company for $1.0 million, which is the amount of the initial deposit paid by the Advisor.  Subsequent to the assignment, the Company made an additional deposit of $6.6 million under the real estate sale agreement.
Pursuant to the real estate sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.  There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $7.6 million of earnest money.
The contractual purchase price of the Austin Suburban Portfolio is $76.0 million plus closing costs. The Company intends to fund the purchase of the Austin Suburban Portfolio with proceeds from its initial public offering, but may place mortgage debt on the properties subsequent to acquisition.
The three office properties in the Austin Suburban Portfolio were built in 1985, 1986 and 2000, respectively, and are currently 81% leased to 59 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of the Austin Suburban Portfolio is approximately $4.6 million. The current weighted-average remaining lease term for the tenants is approximately 3.0 years and the current weighted-average annual rental rate over the remaining lease term is $14.01 per square foot.
ITEM 8.01 OTHER EVENTS
On March 20, 2013, the Company's board of directors authorized a distribution in the amount of $0.06153498 per share of common stock to stockholders of record as of the close of business on March 22, 2013. The Company expects to pay this distribution on April 4, 2013. The distribution will be paid in cash or, for investors enrolled in the Company’s distribution reinvestment plan, reinvested in additional shares.
This distribution is being made in connection with the Company’s disposition of an office building containing 151,937 rentable square feet located in Richardson, Texas on January 11, 2013 for $7.7 million. This disposition resulted in a gain of approximately $3.6 million, calculated in accordance with U.S. generally accepted accounting principles and reduced for a 10% noncontrolling interest held by a non-affiliate. The aggregate authorized distribution to the Company’s stockholders is approximately equal to this gain and will be funded with proceeds from this sale.
Because the Company intends to fund distributions from cash flow and strategic financings, at this time the Company does not expect the board of directors to declare distributions on a set monthly or quarterly basis. Rather, the board of directors will declare distributions from time to time based on cash flow from the Company’s investments and the Company’s investment and financing activities. As such, the Company can also give no assurances as to the timing, amount or notice with respect to any other future distribution declarations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: March 25, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer